Exhibit 10.8
[EXECUTION COPY]
AMENDMENT NO. 1
TO PARTNERSHIP AGREEMENT
          This Amendment (“Amendment”) is made as of this 11th day of December, 1998, by and among Time Warner Entertainment-Advance/Newhouse Partnership, a New York general partnership (“TWE-A/N”), TWE-A/N Texas Cable Partners General Partner LLC, a Delaware limited liability company (“TWE-A/N GP”), and TCI Texas Cable Holdings LLC, a Colorado limited liability company (“TCI”), and TCI Texas Cable, Inc., a Colorado corporation (“TCI GP”).
          TWE-A/N, TWE-A/N GP, TCI and TCI GP are parties to that certain Limited Partnership Agreement, dated as of June 23, 1998 (the “Partnership Agreement”), establishing Texas Cable Partners, L.P., a Delaware limited partnership (the “Partnership”). The parties hereto wish to amend the Partnership Agreement as provided herein. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Partnership Agreement.
          In consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
          1. The definition of “Senior Credit Agreement” as it appears in Section 1.1 of the Partnership Agreement is hereby amended by adding at the end of such definition the following::
“(except that the Partners may pledge their respective Partnership Interest in order to secure the obligations of the Partnership thereunder)”.
          2. Section 3.1 of the Partnership Agreement is hereby amended by adding immediately after the first sentence therein the following:

“Upon delivery of the Final Reports (as defined in the Contribution Agreement), the resolution of any items or amounts therein in accordance with the Contribution Agreement and the contribution of cash by TWE-A/N or TCI required by Section 3.3.3 of the Contribution Agreement, and the Percentage Interests of each Partner automatically will be revised effective as of the Closing Date to reflect the proportion that such Partner’s capital contribution bears to the total capital contributed to the Partnership by the Partners (such calculations to be made on the basis of the Final Reports), it being understood that the aggregate Percentage Interest of TWE-A/N and TWE-A/N GP, on the one hand, and TCI and TCI GP, on the other hand, each shall equal 50%.”
          3. Section 3.2(b) of the Partnership Agreement is hereby amended by (a) deleting the number “(i)” therefrom and (b) deleting in its entirety the portion of such Section appearing immediately after the words “Section 3.3.3 of the Contribution Agreement” and immediately prior to the period thereof.
          4. The first sentence of Section 3.7 of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:
“In order to satisfy in full the TWE-A/N Indebtedness and TCI Indebtedness (as defined in the Contribution Agreement) pursuant to the terms of the Contribution Agreement, and to finance the working capital and other general needs of the Partnership, the Partnership and the Partners will enter into at or prior to the Closing the Senior Credit Agreement. Immediately prior to the Closing, each Partner shall borrow the amounts set forth in Section 7.18.1 of the Contribution Agreement. Simultaneously with the Closing, the Partnership will assume, and each Partner will be released from, all of the Partners’ obligations under the Senior Credit Agreement, and the Senior Credit Agreement will thereafter be non-recourse to the Partners (except to the extent of the pledge of Interests contemplated by the Senior Credit Agreement).
          5. Section 3.7 of the Partnership Agreement is hereby further amended by deleting the last sentence thereof.
          6. Section 4.4(a) of the Partnership Agreement is hereby amended by adding the following sentence at the end of such Section:
“The Partnership will reimburse each member of the Management Committee for all travel and related out-of-pocket costs and expenses incurred by such member in attending meetings of the Management Committee.”
          7. Clause (ii) of the second sentence of Section 6.4(a) of the Partnership Agreement is hereby amended by inserting after the words “affiliation agreement to be entered into by the Partnership” the words “(or TWE-A/N)”.
          8. Section 6.4(a) of the Partnership Agreement is hereby amended by adding at the end of such section the following:
“Each of TWE-A/N and TCI shall use its good faith and commercially reasonable efforts (a) to cause the Partnership to enter into (i) a written agreement (the “@Home Agreement”) pursuant to which the Partnership will obtain directly from @Home the right to provide @Home’s Exclusive Internet Services over the TCI Systems as contemplated by this Section 6.4(a) and (ii) if requested by either TCI or TWE-A/N, a written agreement (the “Road Runner Agreement”) pursuant to which the Partnership will obtain directly from ServiceCo the right to provide the Internet Services of ServiceCo over the TWE-A/N Systems as contemplated by this Section 6.4(a); and (b) to negotiate and enter into at or prior to execution of the @Home Agreement and, if then requested, the Road Runner Agreement, a written agreement (the “Internet Services Ancillary Agreement”) among the Parties setting forth the manner in which TWE-A/N or TCI will be compensated by the Partnership for the economic differential between the overall economic benefits to the Partnership provided by the Road Runner Agreement (or, if applicable, the TWE-A/N affiliation agreement with ServiceCo) with respect to Exclusive Internet Services (as such term is applied to ServiceCo and TWE-A/N ) as compared to the overall economic benefits to the Partnership provided by the @Home Agreement with respect to Exclusive Internet Services (as such term is applied to @Home and TCI). Such economic differential shall be calculated only for the period commencing upon the execution date of the Internet Services Ancillary Agreement. Among other terms, the Internet Services Ancillary Agreement shall contain a provision giving either TWE-A/N or TCI the right, exercisable as set forth below, to require that the parties use their good faith and commercially reasonable efforts to renegotiate the terms pursuant to which compensation payments are calculated under such agreement if the party exercising such right is able to reasonably demonstrate that the calculation of payments under such agreement inadequately or incorrectly reflects the overall economic benefits provided to the Partnership by either @Home or ServiceCo because, for example, certain performance measures are not included or, if included, are not given the appropriate weight in determination of amounts payable under such agreement, and that, if such performance measures were included, or the weighting thereof revised, the payments by the Partnership under such agreement would be adjusted. Such right shall be exercisable by either TCI or TWE-A/N if, during any consecutive 12-month period ending at least 30 months after the Closing, the aggregate amount of the recurring portion (i.e., excluding the portion relating to non-recurring differences such as differences in capital expenditure requirements) of the compensation payments made by the Partnership to one of the parties during such 12-month period exceeds $150,000. In addition, the Internet Services Ancillary Agreement will provide that such agreement will be terminable by either TWE-A/N or TCI upon reasonable notice if such party, as conditions of such termination, agrees to terminate the Partnership’s exclusivity obligations with respect to the TWE-A/N Systems or the TCI Systems, as applicable, and causes the service to which such party is affiliated to terminate all exclusivity obligations that may be contained in the agreement between the Partnership and such service. Each of the Road Runner Agreement, the @Home Agreement and the Internet Services Ancillary Agreement will be on terms and conditions reasonably acceptable to each of the TWE-A/N and TCI, and the execution and delivery of the Internet Services Ancillary Agreement shall be a condition precedent to the Partnership’s obligation to execute the @Home Agreement and, if then requested, the Road Runner Agreement. Until such time as the Partnership enters into the Road Runner Agreement (or an Interim Agreement, as defined below), TWE-A/N agrees that the TWE-A/N Systems will be entitled to distribute ServiceCo’s Internet Services pursuant to the Master Affiliation Agreement dated as of June 15, 1998, between ServiceCo and TWE-A/N (the “Master Affiliation Agreement”); provided, however, that if TWE-A/N notifies the Partnership that the Master Affiliation Agreement is proposed to be amended, modified or changed (or ServiceCo’s compliance with the terms thereof waived) in a manner which is or is likely to be materially detrimental, operationally or economically, to the Partnership (considering all prior and contemporaneous amendments, modifications and changes), then, at the request of TWE-A/N or TCI, the Partnership will enter into an interim affiliation agreement (an “Interim Agreement”) with ServiceCo which contains terms and conditions that are identical to those contained in the Master Affiliation Agreement prior to such proposed amendment. Such Interim Agreement will terminate automatically and without further action of the parties thereto upon the execution and delivery of a Roadrunner Agreement entered into in accordance with the terms of this Section 6.4(a). TWE-A/N shall deliver to the Partnership and TCI a copy of each proposed amendment, modification, change or waiver to the Master Affiliation Agreement prior to the effectiveness thereof. Further, until such time as the Partnership enters into the Road Runner Agreement or an Interim Agreement, TWE-A/N will not amend, modify, change or add to any terms or conditions of any other ServiceCo operative document (or waive ServiceCo’s compliance therewith), which terms or conditions are applicable to or affect the affiliation relationship between ServiceCo and cable system operators affiliated with TWE-A/N, in a manner materially detrimental, operationally or economically, to the Partnership (considering all prior and contemporaneous amendments, modifications and changes) as measured against the terms set forth in the Master Affiliation Agreement as supplemented by that certain Certificate of TWE-A/N to the Partnership and TCI dated as of December 11, 1998. Nothing herein shall affect the Partnership’s agreement that only @Home will provide or distribute Exclusive Internet Services using the cable plant and equipment of the TCI Systems and that only ServiceCo will provide or distribute Exclusive Internet Services using the cable plant and equipment of the TWE-A/N Systems, in each case as set forth as set forth in the first two sentences of this Section 6.4(a).”
          9. The Partnership Agreement is hereby amended by adding a new Section 6.10 to read in its entirety as follows:
          “6.10 Operating Support and Consulting Services. Notwithstanding anything herein or in the Management Agreement to the contrary, upon request by the General Manager, TCI agrees to cause its appropriate Affiliate to negotiate in good faith with the General Manager regarding the terms of a services agreement pursuant to which such Affiliate of TCI would provide, in one or more Systems of the Partnership, such operating, support and consulting services as the General Manager reasonably determines would be more efficiently provided by such Affiliate of TCI than by the General Manager. In addition, upon the request of an Affiliate of TCI, the General Manager, for and in the name and on behalf of the Partnership, agrees to negotiate in good faith with the appropriate Affiliate of TCI regarding the terms of a services agreement pursuant to which the Partnership, utilizing the services of the General Manager, would provide, in one or more Systems of such Affiliate of TCI, such operating, support and consulting services as such Affiliate of TCI reasonably determines would be more efficiently provided by the Partnership than by such Affiliate of TCI. If any services agreement contemplated by this Section 6.10 is entered into, each Partner agrees to execute and deliver, or to cause the Partnership to execute and deliver, such certificates, agreements and documents, in form and substance reasonably satisfactory to such Partner, and to take such other actions, or to cause the Partnership to take such other actions, as may reasonably be required in connection with the entry into such services agreement and the achievement of its purposes.”.
          10. Section 7.2 of the Partnership Agreement is hereby amended by deleting the word “and” appearing at the end of clause (c) thereof, and by adding the following at the end of such Section after the words “following such Transfer” and before the period:
          ”; and
              (e) any Transfer of Interests contemplated by any pledge or similar security agreement to be entered into by the Partners in connection with the Senior Credit Agreement or any renewal, extension, modification or refinancing of the Senior Credit Agreement”.

          11. This Amendment shall become effective as of the date hereof.
          12. Except as otherwise expressly provided in this Amendment, all of the terms, conditions and provisions of the Partnership Agreement shall remain the same, the Partnership Agreement, as amended hereby, shall continue in full force and effect and this Amendment and the Partnership Agreement shall be read and construed as one instrument.
          13. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby).
          14. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Partners have caused this Amendment to be executed as of the date first written above.

TCI TEXAS CABLE HOLDINGS LLC

By: Heritage Cablevision of Texas, Inc. as its manager

By: /s/ Stephen M. Brett
Name: Stephen M. Brett
Title: Vice President

TCI TEXAS CABLE, INC.

By: /s/ Stephen M. Brett
Name: Stephen M. Brett
Title: Vice President
[Signature Page to Amendment No. 1 to Partnership Agreement]

          IN WITNESS WHEREOF, the Partners have caused this Amendment to be executed as of the date first written above.

TIME WARNER ENTERTAINMENT - ADVANCE/NEWHOUSE PARTNERSHIP

By:	Time Warner Entertainment Company, L.P.
as its general partner

	By:	/s/ David E. O’Hayre
David E. O’Hayre,
Senior Vice President
Investments — Time Warner Cable
Ventures Division

TWE-A/N TEXAS CABLE PARTNERS GENERAL PARTNER LLC

	By:	/s/ David E. O’Hayre
David E. O’Hayre,
Vice President
[Signature Page to Amendment No. 1 to Partnership Agreement]